Exhibit 99.1

Contacts:	Dan Petro, CFA, Vice President, Treasury and Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services
Reports First Quarter 2019 Results
SAN ANTONIO, Texas, May 2, 2019 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2019. First quarter highlights include:

•	Domestic drilling fleet was fully contracted and generated an average margin per day of $10,944.

•	Production services revenues increased 6% sequentially, primarily driven by the coiled tubing revenue increase of 16%.

•	Deployed our newest 1,500 horsepower, super-spec, new-build drilling rig, which began operations in West Texas on a three-year term contract.
Consolidated Financial Results
Revenues for the first quarter of 2019 were $146.6 million, up 4% from revenues of $141.5 million in the fourth quarter of 2018 (“the prior quarter”). Net loss for the first quarter of 2019 was $15.1 million, or $0.19 per share, compared with net loss of $14.5 million, or $0.19 per share, in the prior quarter. Adjusted net loss(1) for the first quarter was $10.5 million, and adjusted EPS(2) was a loss of $0.13 per share. These results compare to an adjusted net loss of $13.6 million, and an adjusted EPS loss of $0.17 per share in the prior quarter. First quarter adjusted EBITDA(3) was $19.9 million, down from $20.8 million in the prior quarter.
The increase in revenues from the prior quarter was primarily due to an increase across all of our production services segments as operators resumed operations after temporarily slowing activity in the prior quarter as a result of lower commodity prices. Adjusted EBITDA decreased sequentially, primarily driven by the change in fair value of our phantom stock awards, for which we recognized an expense of $0.8 million in the first quarter, while we recognized a benefit of $2.8 million in the prior quarter. The impact of the phantom stock expense was partially offset by improvement in both the coiled tubing and domestic drilling segments as well as $1.1 million of gains from the sale of certain assets, primarily spare coiled tubing equipment.
Operating Results
Production Services Business
Revenue from our production services business was $86.9 million in the first quarter, up 6% from the prior quarter. Gross margin as a percentage of revenue from our production services business was 20% in the first quarter, up from 19% in the prior quarter. Both revenue and margin were positively impacted in all businesses as operators increased completion-related operations after a brief pause in activity in the prior quarter given instability in commodity prices.
The increase in production services revenues from the prior quarter was attributable to improvements in all business segments, led by coiled tubing which benefited from the addition of a large diameter unit delivered late in the prior quarter. Wireline's completion-related activity stabilized over the prior quarter and well servicing gradually expanded its activity levels in both remedial and completion-related activity.
Well servicing average revenue per hour was $558 in the first quarter, down from $571 in the prior quarter, while rig utilization was 54%, up from 50% in the prior quarter. Coiled tubing revenue days totaled 351 in the first quarter, as compared to 346 in the prior quarter. The number of wireline jobs completed in the first quarter decreased by 3% sequentially.
Drilling Services Business
Revenue from our drilling services business was $59.7 million in the first quarter, reflecting a 1% increase from the prior quarter. Average margin per day was $10,349, down from $10,872 in the prior quarter.
Our domestic drilling fleet was fully contracted during the current quarter and the prior quarter with average revenues per day of $26,767 in the first quarter, up from $25,794 in the prior quarter. Domestic drilling average margin per day was $10,944 in the first quarter, up from $10,252 in the prior quarter due to the full impact of rate increases effective during the prior quarter as well as a benefit of $0.3 million, or approximately $235 per day, from recognition of the early termination of a domestic drilling contract due to a customer's budget realignment, which had 34 days remaining on its term. After contract termination, the drilling rig mobilized from South Texas and resumed operations for a new client in West Texas.
International drilling rig utilization was 81% for the first quarter, up from 71% in the prior quarter. Average revenues per day were $37,316, down from $41,230 in the prior quarter, while average margin per day for the first quarter was $8,894, down from $12,590 in the prior quarter. The decrease in revenue per day and margin per day was primarily due to the benefit of revenue items negotiated during the prior quarter and reversal of demobilization revenue in the first quarter as a contract that was previously expected to terminate was extended.
Currently, 16 of our 17 domestic drilling rigs are earning revenues, 13 of which are under term contracts, and seven of our eight rigs in Colombia are earning revenue under daywork contracts.

Comments from our President and CEO
“As oil prices have steadily improved in 2019 and customers have resumed activity, we are seeing stable demand for our drilling and production services,” said Wm. Stacy Locke, President and Chief Executive Officer. “We remain focused on achieving cash flow neutrality in 2019 as our capital spending program was more heavily weighted towards the first quarter, and our reduced spending program for the remainder of 2019 is primarily for routine capital expenditures. Also, we experienced a longer collection cycle in the first quarter, but we expect to improve our working capital position as we move forward through 2019.
“In late March, we deployed our newest 1,500 horsepower, super-spec, new-build drilling rig, which began operations in West Texas on a three-year term contract. We believe our premium rigs are the best designed moving rigs in the market, helping customers continue to improve efficiency. By focusing on safety and performance with superior equipment, we have been able to generate industry-leading margins and have successfully extended the contract terms on several of our rigs. Our drilling services both domestically and in Colombia are benefiting from stable dayrates, extended contract coverage and solid customer demand. Internationally, the market outlook is currently strong, and we are having success extending contract coverage as our customers continue to have robust drilling programs through 2019.
“Our production services business is experiencing healthy activity levels, although weather conditions in the Rockies negatively impacted our wireline business in February, and wildlife restrictions will impact activity in the Rockies in April and May. Customer demand for large diameter coiled tubing equipment contributed to a 16% increase in that segment’s revenue in the first quarter as we benefited from the deployment of a large diameter unit at the end of the prior quarter. With commodity prices continuing to firm up, we expect improved activity levels for all business lines as we move through 2019.”
Second Quarter 2019 Guidance
In the second quarter of 2019, revenue from our production services business segments is expected to be up 1% to 4% as compared to the first quarter of 2019. Margin from our production services business is estimated to be 19% to 22% of revenue. Domestic drilling services rig utilization is expected to be 93% to 95% as one rig will be idle during the second quarter as it prepares to move to a new client in July, and generate average margins per day of approximately $9,700 to $10,200. International drilling services rig utilization is estimated to average 83% to 86%, and generate average margins per day of approximately $8,500 to $9,500.
We expect general and administrative expense to be approximately $20.0 million to $21.0 million in the second quarter of 2019, which as it relates to phantom stock compensation expense, is based on the closing price of our common stock of $1.77 per share at March 31, 2019.
Liquidity
Working capital at March 31, 2019 was $103.7 million, down from $110.3 million at December 31, 2018. Cash and cash equivalents, including restricted cash, were $27.9 million, down from $54.6 million at year-end 2018. During the three months ended March 31, 2019, we used $16.8 million of cash for the purchase of property and equipment, and our cash used in operations was $10.8 million.
Capital Expenditures
Cash capital expenditures during the three months ended March 31, 2019 were $16.8 million, including capitalized interest. We estimate total cash capital expenditures for 2019 to be approximately $55 million to $60 million, which includes approximately $7 million for final payments on the construction of the new-build drilling rig that began operations in the first quarter, and previous commitments on high-pressure pump packages for coiled tubing completion operations.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until May 9th. To access the replay, dial (201) 612-7415 and enter the pass code 13689876.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, the occurrence of cybersecurity incidents, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2018, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2019	2018	2018

Revenues	$146,568	$144,478	$141,505

Costs and expenses:
Operating costs	108,585	102,766	103,989
Depreciation	22,653	23,747	23,019
General and administrative	19,758	19,194	16,051
Bad debt expense (recovery), net	62	(52)	582
Impairment	1,046	—	1,815
Gain on dispositions of property and equipment, net	(1,075)	(335)	(199)
Total costs and expenses	151,029	145,320	145,257
Loss from operations	(4,461)	(842)	(3,752)

Other income (expense):
Interest expense, net of interest capitalized	(9,885)	(9,513)	(9,816)
Other income (expense), net	684	504	(308)
Total other expense, net	(9,201)	(9,009)	(10,124)

Loss before income taxes	(13,662)	(9,851)	(13,876)
Income tax expense	(1,453)	(1,288)	(611)
Net loss	$(15,115)	$(11,139)	$(14,487)

Loss per common share:
Basic	$(0.19)	$(0.14)	$(0.19)
Diluted	$(0.19)	$(0.14)	$(0.19)

Weighted-average number of shares outstanding:
Basic	78,311	77,606	78,136
Diluted	78,311	77,606	78,136

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,855	$53,566
Restricted cash	998	998
Receivables, net of allowance for doubtful accounts	148,085	130,881
Inventory	20,229	18,898
Assets held for sale	4,794	3,582
Prepaid expenses and other current assets	7,307	7,109
Total current assets	208,268	215,034

Net property and equipment	517,767	524,858
Operating lease assets	9,423	—
Other noncurrent assets	1,633	1,658
Total assets	$737,091	$741,550

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,163	$34,134
Deferred revenues	1,659	1,722
Accrued expenses	64,754	68,912
Total current liabilities	104,576	104,768

Long-term debt, less unamortized discount and debt issuance costs	465,315	464,552
Noncurrent operating lease liabilities	6,929	—
Deferred income taxes	4,844	3,688
Other noncurrent liabilities	4,460	3,484
Total liabilities	586,124	576,492
Total shareholders’ equity	150,967	165,058
Total liabilities and shareholders’ equity	$737,091	$741,550

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(15,115)	$(11,139)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	22,653	23,747
Allowance for doubtful accounts, net of recoveries	62	(52)
Gain on dispositions of property and equipment, net	(1,075)	(335)
Stock-based compensation expense	867	1,259
Phantom stock compensation expense	848	430
Amortization of debt issuance costs and discount	763	707
Impairment	1,046	—
Deferred income taxes	1,156	911
Change in other noncurrent assets	699	(463)
Change in other noncurrent liabilities	(20)	1,414
Changes in current assets and liabilities	(22,674)	(11,421)
Net cash provided by (used in) operating activities	(10,790)	5,058

Cash flows from investing activities:
Purchases of property and equipment	(16,844)	(11,657)
Proceeds from sale of property and equipment	1,043	1,283
Proceeds from insurance recoveries	—	523
Net cash used in investing activities	(15,801)	(9,851)

Cash flows from financing activities:
Debt issuance costs	—	(33)
Purchase of treasury stock	(120)	(96)
Net cash used in financing activities	(120)	(129)

Net decrease in cash, cash equivalents and restricted cash	(26,711)	(4,922)
Beginning cash, cash equivalents and restricted cash	54,564	75,648
Ending cash, cash equivalents and restricted cash	$27,853	$70,726

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2019	2018	2018
Revenues:
Domestic drilling	$38,009	$35,926	$37,530
International drilling	21,643	17,611	21,646
Drilling services	59,652	53,537	59,176
Well servicing	26,254	21,114	25,155
Wireline services	45,874	56,601	44,466
Coiled tubing services	14,788	13,226	12,708
Production services	86,916	90,941	82,329
Consolidated revenues	$146,568	$144,478	$141,505

Operating costs:
Domestic drilling	$22,469	$20,898	$22,613
International drilling	16,485	12,961	15,036
Drilling services	38,954	33,859	37,649
Well servicing	18,896	15,570	18,111
Wireline services	39,347	42,486	37,295
Coiled tubing services	11,388	10,851	10,934
Production services	69,631	68,907	66,340
Consolidated operating costs	$108,585	$102,766	$103,989

Gross margin:
Domestic drilling	$15,540	$15,028	$14,917
International drilling	5,158	4,650	6,610
Drilling services	20,698	19,678	21,527
Well servicing	7,358	5,544	7,044
Wireline services	6,527	14,115	7,171
Coiled tubing services	3,400	2,375	1,774
Production services	17,285	22,034	15,989
Consolidated gross margin	$37,983	$41,712	$37,516

Consolidated:
Net loss	$(15,115)	$(11,139)	$(14,487)
Adjusted EBITDA (1)	$19,922	$23,409	$20,774

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 13.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended
	March 31,		December 31,
	2019	2018	2018

Domestic drilling:
Average number of drilling rigs	16	16	16
Utilization rate	97%	100%	99%
Revenue days	1,420	1,440	1,455

Average revenues per day	$26,767	$24,949	$25,794
Average operating costs per day	15,823	14,513	15,542
Average margin per day	$10,944	$10,436	$10,252

International drilling:
Average number of drilling rigs	8	8	8
Utilization rate	81%	76%	71%
Revenue days	580	550	525

Average revenues per day	$37,316	$32,020	$41,230
Average operating costs per day	28,422	23,565	28,640
Average margin per day	$8,894	$8,455	$12,590

Drilling services business:
Average number of drilling rigs	24	24	24
Utilization rate	92%	92%	90%
Revenue days	2,000	1,990	1,980

Average revenues per day	$29,826	$26,903	$29,887
Average operating costs per day	19,477	17,015	19,015
Average margin per day	$10,349	$9,888	$10,872

Well servicing:
Average number of rigs	125	125	125
Utilization rate	54%	47%	50%
Rig hours	47,064	40,774	44,051
Average revenue per hour	$558	$518	$571

Wireline services:
Average number of units	105	110	105
Number of jobs	2,342	2,830	2,407
Average revenue per job	$19,588	$20,000	$18,474

Coiled tubing services:
Average number of units	9	14	8
Revenue days	351	414	346
Average revenue per day	$42,131	$31,947	$36,728

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2019	2018	2018

Net loss as reported	$(15,115)	$(11,139)	$(14,487)

Depreciation and amortization	22,653	23,747	23,019
Impairment	1,046	—	1,815
Interest expense	9,885	9,513	9,816
Income tax expense	1,453	1,288	611
Adjusted EBITDA(1)	19,922	23,409	20,774

General and administrative	19,758	19,194	16,051
Bad debt expense (recovery), net	62	(52)	582
Gain on dispositions of property and equipment, net	(1,075)	(335)	(199)
Other expense (income)	(684)	(504)	308
Consolidated gross margin	$37,983	$41,712	$37,516

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2019	2018	2018

Net loss as reported	$(15,115)	$(11,139)	$(14,487)
Impairment	1,046	—	1,815
Tax benefit related to adjustments	(242)	—	(426)
Valuation allowance adjustments on deferred tax assets	3,846	4,190	(2,236)
Effect of change in tax rates	—	—	1,692
Adjusted net loss(2)	$(10,465)	$(6,949)	$(13,642)

Basic weighted average number of shares outstanding, as reported	78,311	77,606	78,136
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	78,311	77,606	78,136

Adjusted (diluted) EPS(3)	$(0.13)	$(0.09)	$(0.17)

Diluted EPS as reported	$(0.19)	$(0.14)	$(0.19)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of May 2, 2019

	Multi-well, Pad-capable
Drilling Services Business Segments:	AC rigs	SCR rigs	Total
Domestic drilling	17	—	17
International drilling	—	8	8
			25

Production Services Business Segments:	550 HP	600 HP	Total
Well servicing rigs, by horsepower (HP) rating	113	12	125

			Total
Wireline services units			95
Coiled tubing services units			9